Filed Pursuant to Rule 433

Registration Statement No. 333-255456

January 4, 2023

REPUBLIC OF INDONESIA

FINAL TERM SHEET

U.S.$1,250,000,000    4.850% Bonds due 2033 (the “Bonds”)

Issuer:	Republic of Indonesia (the “Republic”)

Specified Currency:	U.S. Dollars

Principal Amount:	U.S.$1,250,000,000

Public Offering Price:	98.061%

Gross Proceeds:	U.S.$1,225,762,500

Underwriting Discounts and Commission:	U.S.$490,305

Net Proceeds (Before Expenses):	U.S.$1,225,272,195

Interest Rate:	The Bonds will bear interest from January 11, 2023 at a rate of 4.850% per annum

Interest Payment Date:	Interest will be paid on January 11 and July 11 of each year, commencing on July 11, 2023

Maturity Date:	January 11, 2033

Benchmark:	4 1⁄8 11/15/32

Benchmark Yield:	3.683%

Re-offer Spread:	+141.7 bps

Re-offer Yield:	5.100%

Optional Redemption:	The Republic will have the right at its option, upon giving not less than 30 days’ nor more than 60 days’ notice, to redeem the Bonds, in whole or in part, at any time or from time to time on or after the date that is three months prior to the maturity date of the Bonds, prior to their maturity, at a redemption price equal to the principal amount thereof, plus interest accrued but not paid on the principal amount of such Bonds to the date of redemption

Specified Denominations:	U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof

Settlement Date:	January 11, 2023

Day count:	30/360

Listing:	Expected listing of the Bonds on the Singapore Exchange Securities Trading Limited and the Frankfurt Stock Exchange

Settlement and Delivery:	The Republic expects that delivery of the Bonds will be made against payment therefor on or about the Settlement Date, which will be the fifth business day following the date of pricing of the Bonds. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Bonds on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the Bonds initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement

Joint Lead Managers/Underwriters:	BofA Securities, Inc., DBS Bank Ltd., The Hongkong and Shanghai Banking Corporation Limited, Mandiri Securities Pte. Ltd. and Standard Chartered Bank

Co-Managers:	PT BRI Danareksa Sekuritas and PT Trimegah Sekuritas Indonesia Tbk

Billing and Delivery:	The Hongkong and Shanghai Banking Corporation Limited

Security Identifiers:	CUSIP: 455780 DR4 / ISIN: US455780DR40

UK MiFIR professionals/ECPs-only — Manufacturer target market (UK MIFIR product governance) is eligible counterparties and professional clients only (all distribution channels).

No EU PRIIPs or UK PRIIPs KID: No EU PRIIPs or UK PRIIPs key information document (KID) has been prepared as not available to retail in the EEA or the UK.

The Republic has filed a registration statement (including a prospectus) and other documents with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Republic has filed with the SEC for more complete information about the Republic and this offering. You may obtain these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request them by contacting The Hongkong and Shanghai Banking Corporation Limited by calling +1 (866) 811-8049.

A preliminary prospectus supplement dated January 4, 2023 can be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/1719614/000119312523001143/d403282d424b3.htm

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.